Exhibit 10.23

NONQUALIFIED STOCK OPTION AWARD

UNDER THE

2009 PRAXAIR, INC.

LONG TERM INCENTIVE PLAN

Effective as of [                    ] (the “Grant Date”), [                    ] (the “Participant”) is hereby granted the following Nonqualified Stock Option Award (the “Award”) under the 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.

Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Subsidiaries are collectively referred to herein as “Praxair.”

1. Grant of Option. The Company hereby grants to Participant, as of the Grant Date, a Nonqualified Stock Option to purchase all or any part of the aggregate of [            ] Shares (the “Option Shares”) at the Option Price of $             per Share. This Award will be exercisable only as hereinafter provided.

2. Expiration Date. Except as otherwise provided herein, this Award shall expire on the tenth anniversary of the Grant Date and in no event may this Award be exercised on or after such date.

3. Exercisability; Treatment upon Termination of Service.

a.	Exercisability Generally. Except as otherwise provided in either the Plan or this Section 3, this Award shall become exercisable as to [ ] of the Option Shares on each of the [ ] anniversaries of the Grant Date. Once this Award has become exercisable, it shall continue to be exercisable until the earlier of its expiration date or the termination of the Participant’s rights hereunder pursuant to either the Plan or this Award. In the event that the number of Option Shares is not evenly divisible by [ ], the remaining amount shall be added to the last vesting period. Notwithstanding the foregoing, this Award shall become immediately vested and exercisable as to all of the Option Shares upon the occurrence of the Participant’s death while the Participant remains actively employed by Praxair.

b.	Termination of Employment. This Award is exercisable by the Participant only while the Participant is in active employment with Praxair and will be immediately forfeited upon the effective date of the Participant’s termination of employment with Praxair (an individual who is employed by a Subsidiary shall be deemed to have terminated employment for purposes of this Award at such time as the employing entity ceases to be a Subsidiary), except that this Award shall continue to be exercisable following the effective date of the Participant’s termination of employment with Praxair as follows:

i.	Death. In the event the Participant’s employment terminates by reason of his or her death, this Award shall continue to be exercisable by the Participant’s designated beneficiary at any time prior to the earlier of the third anniversary of the Participant’s death or the Award’s expiration date and thereafter shall be forfeited.

ii.	Total and Permanent Disability. In the event the Participant becomes Totally and Permanently Disabled while employed by Praxair, this Award shall continue to be exercisable at any time prior to its expiration date; provided, however, that following the determination of the Participant’s Total and Permanent Disability, this Award shall only become exercisable in accordance with Section 3.a. For purposes of this Award, the Participant shall be “Totally and Permanently Disabled” if the Participant is determined to be unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

iii.	Termination After Satisfying Age/Service Requirement. In the case of the Participant’s termination of employment with Praxair for any reason other than for cause, and not due to the Participant’s death or Total and Permanent Disability, after: (A) attaining age 65; (B) attaining age 62 and completing at least 10 years of employment with Praxair; or (C) having accumulated 85 points, where each year of the Participant’s age and each year of employment with Praxair, count for one point (collectively, the “Age/Service Requirement”), this Award shall continue to be exercisable at any time prior to its expiration date; provided, however, that following the Participant’s satisfaction of the Age/Service Requirement, this Award shall only become exercisable in accordance with Section 3.a.; and provided further, that in the event of the Participant’s termination of employment with Praxair prior to the first anniversary of the Grant Date, regardless of satisfying the Age/Service Requirement, this Award shall never become vested and exercisable and shall be immediately forfeited upon the effective date of the Participant’s termination of employment with Praxair.

iv.	Termination by Action of Praxair Other than for Cause. In the event of the Participant’s termination of employment by action of Praxair other than for cause prior to the Participant’s satisfaction of the Age/Service Requirement and not due to the Participant’s death or Total and Permanent Disability, this Award shall continue to be exercisable by the Participant at any time prior to the earlier of the third anniversary of the effective date of the Participant’s termination or the Award’s expiration date and thereafter shall be forfeited; provided, however, that following such termination of the Participant’s employment, this Award shall only become exercisable in accordance with Section 3.a.; and provided further, that in the event such termination of the Participant’s employment by Praxair occurs prior to the first anniversary of the Grant Date, this Award shall never become exercisable and shall be immediately forfeited upon the effective date of such termination of the Participant’s employment. For purposes of this Award, the Participant’s termination by action of Praxair for cause, shall include, but not be limited to, the Participant’s termination by action of Praxair for violation of Praxair’s Standards of Business Integrity or poor performance.

v.	Change in Control. In the event of a Change in Control, the provisions of Article 16 of the Plan shall apply.

4. Transferability.

a.	This Award is not transferable other than:

i.	in the event of the Participant’s death, in which case this Award shall be transferred pursuant to the beneficiary designation then on file with the Company, or, in the absence of such a beneficiary designation, to the Participant’s executor, administrator, or legal representative, or

ii.	if the Participant has met the Company’s stock ownership guidelines applicable to him/her at the time of such proposed transfer, by the Participant, as a gift and without consideration, in whole or in parts to;

(A)	the Participant’s spouse, children (including by adoption), stepchildren or grandchildren (“immediate family members”),

(B)	a partnership in which such immediate family members are the only partners, or

(C)	a trust for the exclusive benefit of such immediate family members; or

iii.	in the case of a transferee’s, beneficiary’s or distributee’s death, to his/her estate, in which case this Award may be exercised only by the executor or administrator of such estate and shall not be subject to further transfer; or

iv.	pursuant to a domestic relations order.

b.	Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Vice President, Human Resources may establish.

c.	The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

5. Exercise of Option.

a.	Notice of Exercise. This Award may be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Option Shares with respect to which the Award is to be exercised, accompanied by full payment for the Option Shares. The Award may be exercised only in a whole number of Shares.

b.	Exercise Price Payment. A condition of the issuance of the Shares as to which this Award is exercised shall be the payment of the Option Price. The Option Price shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Market Price at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (iii) by having the Company withhold Shares that otherwise would be delivered to the exerciser pursuant to the exercise of the Option having a value equaling the aggregate Option Price due; (iv) by a cashless (broker-assisted) exercise; (v) by a combination of (i), (ii), (iii) and/or (iv); or (vi) any other method approved or accepted by the Committee in its sole discretion. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

c.	Taxes. To enable Praxair to meet any applicable federal, state, city, local or foreign withholding tax requirements arising as a result of the exercise of the Award, the exerciser shall pay Praxair the amount of tax to be withheld, if any, (i) in cash, (ii) in whole Shares owned by the exerciser prior to exercising the Award, (iii) by having Praxair withhold Shares that would otherwise be delivered pursuant to the exercise of the Award, or (iv) in a combination of cash and a delivery of whole Shares. The value of any Shares so delivered or withheld shall be the Market Price on the date when the withholding for taxes is required to be made. Praxair reserves the right to (i) disapprove an exerciser’s election to utilize any of the alternatives under this Section, and (ii) to delay the completion of any exercise of this Award until the applicable withholding tax has been paid.

d.	Delivery of Shares. Upon the exercise of an Award with respect to a part or all of the Option Shares in the manner and within the time herein provided, the Company shall issue and deliver to the exerciser, or to the exerciser’s dividend reinvestment account, the number of Shares with respect to which the Award was exercised.

6. Other Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

a.	No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Praxair nor shall this Award interfere with the right of Praxair to terminate the Participant’s employment.

b.	No Right to Future Awards. The selection of recipients of Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate the Company to provide the Participant, any future option Award or other award under the Plan or otherwise.

c.	Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event of any actions by the Participant are determined by the Committee to (a) constitute a conflict of interest with Praxair, (b) be prejudicial to Praxair’s interests, or (c) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, Praxair’s applicable policies, or the Participant’s terms and conditions of employment.

d.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

PRAXAIR, INC.

By:

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